Exhibit 99.1

                        Synagro Technologies Announces a
           Cash Tender Offer for All of Its Outstanding 9 1/2% Senior
                          Subordinated Notes Due 2009


    HOUSTON--(BUSINESS WIRE)--May 25, 2005--Synagro Technologies, Inc. (NASDAQ Small Cap:SYGR), a national company focused on water and wastewater residuals management services in the United States, announced today that it has commenced a cash tender offer and consent solicitation for all $150 million of its outstanding 9 1/2% Senior Subordinated Notes due 2009 (CUSIP No. 87157EAC1) (the "Notes").
    The total consideration per $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on June 9, 2005 will be based on the present value on the initial payment date of $1,047.50 (the redemption price for the Notes on April 1, 2006, which is the earliest redemption date for the Notes), plus the present value of the interest that would be payable on, or accrue from, the last interest payment date until the earliest redemption date, determined on the basis of a fixed spread of 50 basis points over the yield on the Price Determination Date (as defined below) of the 1 1/2% U.S. Treasury Note due March 31, 2006, minus accrued and unpaid interest from the last interest payment date to, but not including, the applicable payment date.
    The Price Determination Date will be 2:00 p.m., New York City time, at least ten business days prior to the Expiration Date (as defined below). The Company expects the Price Determination Date to be on or about June 15, 2005. Holders who validly tender Notes, and such Notes are accepted for payment, will receive payment promptly following the satisfaction or waiver of the conditions to the offer on the initial payment date. The Company expects the initial payment date to be on or about June 20, 2005.
    In connection with the tender offer, the Company is soliciting consents to proposed amendments to the indenture governing the Notes, which would eliminate substantially all of the restrictive covenants and certain events of default in the indenture. The proposed amendments require the receipt of consents from holders of at least a majority in principal amount of the outstanding Notes (the "Requisite Consents"). The Company is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents on or prior to 5:00 p.m., New York City time, on June 9, 2005. No consent payments will be made in respect of Notes tendered after 5:00 p.m., New York City time, on June 9, 2005. Holders may not tender their Notes without delivering consents, and may not deliver consents without tendering their Notes.
    The tender offer is scheduled to expire at 5:00 p.m., New York City time, on June 29, 2005, unless extended or earlier terminated (the "Expiration Date"). Tendered Notes may not be withdrawn and consents may not be revoked after the time the Company and the trustee for the Notes execute an amendment to the indenture governing the Notes to effect the proposed amendments, which is the earlier of (i) 5:00 p.m., New York City time, on June 9, 2005 and (ii) the time and date the Requisite Consents are received.
    The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions, including the satisfaction of the Minimum Tender Condition, the Supplemental Indenture Condition, the Transactions Condition and the General Conditions, each as further described in the Offer to Purchase and Consent Solicitation Statement and in the Consent and Letter of Transmittal dated May 25, 2005 (the "Offer to Purchase"). There can be no assurance that any of such conditions will be met.
    The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained by contacting D. F. King & Co., Inc., the depositary and information agent for the offer, at 212-269-5550 (collect) or 800-659-5550 (U.S. toll-free). Banc of America Securities LLC and Lehman Brothers Inc. are the dealer managers and solicitation agents for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at 704-388-9217 (collect) or 888-292-0070 (U.S. toll-free)
or Lehman Brothers Inc., Liability Management Group, at 212-528-7581 (collect) or 800-438-3242 (U.S. toll-free).
    This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase.
    Synagro believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.
    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) the risk that the Company's new credit facility, Follow-On Equity Offering, and tender offer discussed herein might not close, (2) unseasonable weather, (3) changes in government regulations, (4) the ability to find, timely close, and integrate acquisitions, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings and registration statements filed with the Securities and Exchange Commission.



    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700